EXHIBIT 4.3

                FORM OF STOCK OPTION AGREEMENT TO BE ENTERED INTO
                   WITH RESPECT TO NON-INCENTIVE STOCK OPTIONS

                             STOCK OPTION AGREEMENT
                             ----------------------

                         FOR NON-INCENTIVE STOCK OPTIONS
                                 PURSUANT TO THE
                               WSB HOLDING COMPANY
                             1998 STOCK OPTION PLAN
                             ----------------------

                             NON-EMPLOYEE DIRECTORS



         STOCK OPTIONS for a total of _________ shares of Common Stock of WSB Holding Company (the "Company") is hereby granted to ____________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1998 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended.

         1. Option Price. The Option price is $________ for each Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

         2. Exercise of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

                  (a)      Schedule of Rights to Exercise.

                                                      Percentage of Total Shares
                                                           Awarded Which Are
      Date                         Options                  Non-forfeitable
      ----                         -------                  ---------------

Upon grant...............             0                            0%
As of March 16, 1999.....         ________                         20%
As of March 16, 2000.....         ________                         40%
As of March 16, 2001.....         ________                         60%
As of March 16, 2002.....         ________                         80%
As of March 16, 2003.....         ________                        100%


         Options shall continue to vest annually provided that such holder remains a director or director's emeritus of Workingmens Bank or the Company. Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to six months following the date of grant. Options shall be 100% vested and exercisable upon the death or disability of the Optionee, or upon a Change in Control of the Company, subject to non-objection by the Office of Thrift Supervision.

                  (b) Method of Exercise. This Option shall be exercisable by a written notice which shall:

                             (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                            (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                           (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

                            (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

         Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

                  (c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         4. Term of Option. This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         5. Related Matters. Notwithstanding anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.

                                        WSB Holding Company




Date of Grant: ____________             By:______________________________



Attest:



___________________________


[SEAL]

                    NON-INCENTIVE STOCK OPTION EXERCISE FORM
                    ----------------------------------------

                                 PURSUANT TO THE
                               WSB HOLDING COMPANY
                             1998 STOCK OPTION PLAN


                                                            _____________
                                                               (Date)


WSB Holding Company
807 Middle Street
Pittsburgh, Pennsylvania  15212

Dear Sir:

         The undersigned elects to exercise the Non-Incentive Stock Option to purchase ______ shares of Common Stock of WSB Holding Company under and pursuant to a Stock Option Agreement dated _______________.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.


                  $__________        of cash or check
                   __________        of Common Stock
                  $
                   ==========        Total


         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

         Name___________________________________________________

         Address________________________________________________

         Social Security Number_________________________________

                                       Very truly yours,



                                        ________________________